Exhibit 99.1

BUSINESS

Overview

Inmarsat is an innovative, global provider of mobile satellite services, serving the maritime, government, aviation and enterprise sectors through multiple owned and operated satellite networks comprised of 15 satellites in service as well as ground infrastructure and user terminals. Inmarsat has over 40 years’ experience in designing and operating satellite-based networks.

Inmarsat specializes in connecting commercial mobility and government customers, particularly vessels, aircraft, vehicles and people, often in areas that conventional telecommunications networks cannot reach. Inmarsat offers a diverse portfolio of secure, resilient mobile satellite communications services across the globe, supporting mission critical operational systems, essential safety communications, core office applications, a growing range of IoT applications, and in-flight connectivity.

Inmarsat’s complementary fleet of 15 in-service or operational satellites spans the Ka-, L- and S- bands, with five high-bandwidth Ka-band satellites, eight high-availability L-band satellites (three of which are contingency L-band satellites that are operational but not currently in service), an S-band satellite that supports the EAN to provide IFC services to commercial airlines in Europe, and an I-6 class hybrid Ka-/L-band satellite (the I-6 F1 satellite). In August 2024 we launched two Ka-band HEO satellite payloads intended to provide polar coverage (Inmarsat GX 10A and GX 10B). In addition, we have six additional GEO satellites under development: three additional adaptive Ka-band GEO satellites (Inmarsat GX 7, GX 8 and GX 9) and three I-8 L-band GEO safety service satellites. Our extensive satellite fleet enables us to provide a wide array of high-quality broadband and narrowband services with near global coverage (including strong oceanic coverage) with greater redundancy and resiliency.

Business Segment Overview

Inmarsat conducts its business through four business units: Government, Maritime, Aviation and Enterprise. By business unit, Government, Maritime, Aviation and Enterprise accounted for 33.8%, 29.1%, 25.9% and 6.9% of Inmarsat’s revenue, respectively, for the six months ended June 30, 2024. By geographic region, Inmarsat generated 29.9%, 47.3% and 16.1% of revenue from the Europe, North America and Asia Pacific regions, respectively, for the six months ended June 30, 2024. The remaining 6.7% of Inmarsat’s revenue was attributable to other geographic regions. As of June 30, 2024, Inmarsat employed approximately 1,760 employees globally.

Government:

Our Government business unit offers satellite-based communication services to the U.S. Government and other government and military customers around the world. Our mission-critical voice, video and data communications solutions support its customers on land, at sea and in the air to maintain their security, ensure public safety and deliver crucial services where terrestrial networks are not able to be reached. Our Government business unit derives revenue from military applications through Inmarsat’s global Ka-band coverage via GEO satellite constellations, and also offers a range of L-band products and services for military and government users.

The U.S. government is our longest–standing, and largest customer in this segment and our systems are embedded in many key platforms used by the U.S. Department of Defense, the U.S. Army and the U.S. Navy. Demand for the U.S. platform’s offering is driven by increased deployment and interest in maximizing capabilities of high data rate platforms, increased acquisition of special operations and mobility VIP aircraft and planned procurement of naval destroyers and battleships. Customers are charged on a subscription basis plus usage plan. Contracts typically range from one to three years, but may be as long as 15 years. U.S. Department of Defense contracts are typically three to five years at fixed pricing, with certain non-critical contracts renewed annually.

Currently, we are the only GEO operator with global Ka-band coverage and offer unique MILSATCOM WGS. Our Government segment is expected to continue to grow driven by government outsourcing of satellite communications, ongoing needs from military platforms such as aircrafts and UAVs, and rising geopolitical risk from conflicts in Ukraine and the Middle East. Key customers include the United States Navy, United States Coast Guard, Department of the Air Force, and Australian Defense Force.

Government contributed 35.3% to our total revenue with a dollar value of $571.8 million for the year ending in December 31, 2023, a 8.5% increase compared to the year ended December 31, 2022. Government contributed 35.0% to our total revenue with a dollar value of $587.2 million for the twelve months ended June 30, 2024.

Maritime:

We are a leading player in the Maritime communications services segment, providing voice, data and safety communications services to meet the connectivity needs of our customers, predominantly in commercial shipping, with a high penetration in L-band MSS broadband services, with over 65% market share, and a strong presence in broadband services (VSAT segment). Customers lease or buy terminals from us, or our distribution partners, then pay us a recurring fee for airtime.

The overall Maritime segment has been undergoing a structural transition from narrowband to broadband. This transition has been driven by increasing bandwidth demand resulting from continued digitalization with an increasing use of commercial applications such as real-time engine monitoring, which enables a more efficient operating environment for ship owners and fleet managers. Customers are also leveraging bandwidth to deliver Internet applications for crew, including entertainment streaming and social media platforms. We are well-placed to take advantage of this transition to VSAT through FX, our differentiated and integrated GX solution for Maritime and the newly-launched NexusWave, an industry-leading fully managed multi-band and multi-orbit service.

FX, which uniquely has FB integrated seamlessly within it, has grown from approximately 5,400 vessels at the beginning of 2019 to approximately 14,250 as of June 30, 2024, providing us an estimated market share of over 30%. The three largest value-added resellers (by volume of active vessels) are Navarino, Marlink and Tototheo.

Maritime contributed 33.2% to our total revenue with a dollar value of $538.4 million for the year ended December 31, 2023, a 4.4% increase compared to the year ended December 31, 2022. Maritime contributed 30.6% to our total revenue with a dollar value of $513.8 million for the twelve months ended June 30, 2024.

Aviation:

Our Aviation business unit offers IFC services for commercial aircrafts, private jets, and narrowband safety, air traffic management and AOS.

IFC

In IFC, we offer on-board Wi-Fi to airline passengers. We have three major products: (i) GX, which provides global satellite-based broadband connectivity, (ii) EAN, which provides connectivity over European airspace through an integrated satellite/air-to-ground network, and (iii) our legacy, lower speed L-band services. Our blue-chip airline customers include Air France, Air New Zealand, International Airlines Group, Emirates, Korean Air, Lufthansa, Qatar Airways and Virgin Atlantic. Airlines typically sign orders on selected sub-fleets/ models for generally five- to 10-year contracts and are charged on a per-aircraft or usage basis. The IFC segment has particularly high switching costs owing to the high equipment and install cost as well as the downtime associated with installation.

With the commercial service introduction of our GX satellite constellation at the end of 2015 and the market introduction of the EAN in 2019, we have positioned ourselves as one of the world’s leading IFC providers. Our IFC business had over 1,000 aircraft installed as of June 30, 2024.

IFC contributed 5.9% and 7.8% to our total revenue for the year ended December 31, 2023 and the six months ended June 30, 2024, respectively.

Core Aviation

Core Aviation offers AOS and IFC for BGA. The AOS segment comprises Classic Aero and SwiftBroadband-Safety products, while the Aviation segment comprises SwiftBroadband and Jet ConneX products. Both core businesses provide services which are sold through distribution partners (and are consequently very high gross margin).

Connectivity revenues in both BGA and AOS are highly recurring and visible because our equipment is typically linefit during the aircraft assembly process. Consequently, due to the high level of equipment costs and the downtime associated with switching on-board equipment, our satellite terminals, which have limited interoperability with other satellite operators, tend to remain on an aircraft for its entire useful life.

Core Aviation contributed 17.6% and 18.2% to our total revenue for the year ended December 31, 2023 and the six months ended June 30, 2024.

Enterprise:

Enterprise offers connectivity services to remote users on land. This segment comprises legacy products, including BGAN, our IsatPhone product and Fixed-to-Mobile services, as well as M2M connectivity services. Enterprise charges customers for voice and data based on usage or flat-fee contracts, as well as selling them terminals and handsets.

Our Enterprise business unit maintains a differentiated position as one of two global L-band constellations with high reliability. Further, there is a long-term opportunity in aligning business to Industrial IoT. The Enterprise market is expected to continue to grow from continued data consumption growth, proliferation of IoT devices for industrial uses (ex: utilities, transportation, and agriculture), and Direct to Device opportunities with partner Skylo.

Enterprise contributed 7.1% to our total revenue with a dollar value of $115.1 million for the year ended December 31, 2023, an 8.2% increase compared to the year ended December 31, 2022. Enterprise contributed 6.8% to our total revenue with a dollar value of $113.7 million for the twelve months ended June 30, 2024.

Key Strengths

Attractive end-markets with large and expected growth in TAM.

There are four major end-markets in which we serve: Maritime, Aviation, Government, and Enterprise. The Aviation market, our highest growth market, is expected to achieve a CAGR of 10% from 2023 to 2032, according to Euroconsult. This compares to a 7% CAGR for Government, a 6% CAGR for Enterprise, and a 6% CAGR for Maritime. Overall, the TAM is expected to achieve a 7% CAGR from 2023 to 2032.

Leading provider of global mobile satellite connectivity, offering telephone and data services to users worldwide.

Narrowband Coverage Map

In narrowband (L-band), we are the leading operator across Maritime, Aviation, Government and Enterprise end-segments. With 40 years of track record, an installed base of over 30,000 vessels and a strong partner and distribution ecosystem, we are the leading player in Maritime narrowband. In Aviation narrowband, we are the leading player in both BGA and AOS and maintain a leading market share. Further, we are one of only two satellite operators with global L-band coverage with and have access to more L-band spectrum than any other operator. We have eight narrowband L-band satellites in orbit (three more under construction) and have invested over $2 billion total capex in the active global L-band GEO network. In broadband (Global Xpress Ka-band) we are both the only satellite operator with global GEO Ka-band coverage, and the only broadband satellite platform dedicated to mobility and government. We have five active satellites in orbit (with three more under construction and two recently launched Arctic satellites) with a long remaining design life. To date, we have over $2 billion total capex invested in the GX network. We maintain a robust global distribution and reseller network with blue chip distribution partners, a broad channel ecosystem including hundreds of companies in over a vast number of countries, and a premier partner ecosystem.

GX Coverage Map

Proven business resiliency is underpinned by a diversified customer and highly recurring revenue base.

Our mobile satellite communication services are considered to be essential regardless of economic cycles, as demonstrated by our diversified business model which has delivered organic revenue growth through market cycles. Furthermore, in 40 years of operation, we have built a strong brand reputation and have been able to establish and maintain long standing relationships with leading blue-chip customers and partners across multiple different industries including aerospace & defense, commercial aviation, and government. The extent to which our large installed base is embedded and the significant cost and effort required to switch to an alternative communications system have both contributed to the stability of our revenues. Within our four business segments, Maritime is diversified across a number of direct and indirect customers (including Maersk and Marlink), while growth in Aviation, and especially in IFC and BGA, is expected to lead to further diversification going forward as it our fastest growing businesses. Our customer base spans more than 150 countries and a broad variety of end-segments, where our global coverage and leading network reliability is often central to end-users, particularly government customers, whose operations require mission and business critical communications support, which we believe also contributes to revenue stability. Over 90% of our revenue is from services provided under multi-year contracts. Additionally, multi-band, bundled services offerings embedded in customer workflow drives high retention. In the Maritime business unit, multi-brand offerings include voice, data, safety communications, broadband and narrowband, and NexusWave. The market dynamics in this segment are typically three-year contract commitments with termination fees. In the Government business unit, the bulk of the revenue comes from long term contracts and contract vehicles with typically three- to five-year contract commitments and additional option years. Lastly, in the aviation business unit, broad and expanding offerings include Cockpit communications, IFC, IFE, and IPTV. The market dynamics in this segment are generally five- to 10-year contract commitments; equipment and installation costs are high, alongside highly complex retrofit and line-fit certification processes, making incumbent positions highly sticky.

Attractive, growing and diverse mobility segments.

We focus on growing mobility segments where satellite communication is often the only connectivity option for customers on the move or in remote areas. In Maritime, satellite connectivity is increasingly utilized to support a number of data-intensive applications, including real-time engine monitoring, weather forecasting, route optimization, vessel tracking, carbon monitoring and crew welfare services. We have shown impressive financial resiliency, primarily driven by an essential need for communication service regardless of economic cycles, growth in IFC service offerings that provide further diversification, and the long-term nature of our IFC contracts that create naturally sticky customer relationships, as terminals are not interchangeable and switching costs are high.

Unique satellite assets with global coverage and seamless integration.

We own and operate the only global Ka-band network, GX, and one of two global L-band networks. Further, we are the only satellite operator to own and operate an integrated satellite and air-to-ground network across Europe. Our state-of-the-art dual-constellation network with global coverage and multiple redundancies combines eight ultra-high availability L-band satellites and five high bandwidth global Ka-band satellites and a hybrid Ka-/L-band satellite. Our L-band and Ka-band capabilities can be integrated into a single service, delivering the high speeds of Ka-band complemented by the high resilience of L-band. This provides a significant level of protection against single points of failure and ensures our customers have reliable, always available, connectivity. We also own an S-band satellite used for the EAN, complemented with a fully integrated air-to-ground network across Europe. Our satellites and ground infrastructure are specifically designed for mobility. Based in Ka-band, for which there is a significant amount of available spectrum, and especially when compared with similar bands, like Ku-band, GX offers higher speeds, and greater capacity.

Entry barriers into the industry include significant capital, time and experience.

New entrants to our segments require significant upfront capital, time and experience to build and launch a satellite network, secure orbital slots and satellite spectrum, receive the necessary regulatory approvals and certifications, build partnerships and relationships with key suppliers and achieve commercial deployment. Furthermore, our seamlessly integrated satellite constellations are supported by a premier global distribution and a reseller network, which has taken many years to develop, complementing our direct go-to-market capabilities. We have a broad and extensive network of distribution and reseller partners who sell our services to end-users, as well as a growing direct distribution capability, built up in recent years organically and through acquisition. Our distributors often integrate our products and services with other complementary hardware and software, creating bespoke products based on Inmarsat services. In addition, for customers wishing to switch satellite provider, there is a significant cost, in terms of capital, time and resource (given our equipment is not interoperable with other satellite operators’ networks). Furthermore, for customers who have contracted to use our equipment on a linefit basis (i.e., the equipment is purchased and installed as part of a build of an aircraft or vessel) it is difficult to move to an alternative satellite providers.

Highly visible and stable revenue outlook driven by IFC and BGA Aviation backlog and VSAT Maritime commitments.

We are the incumbent operator in narrowband and strong with a defensible position in Maritime and Aviation broadband markets. We are a market leader in Maritime and are a BGA leader in IFC cockpit and satellite communications services. For IFC Aviation, airlines sign orders on entire fleets for generally five- to 10-year contracts which offer a mix of indirect and direct services. We are the only operator with seamless, global Ka-band coverage and owner economics, and currently are in the ramp-up phase with a strong committed backlog. We offer premium broadband outside the U.S., and we are the only Air-to-Ground network operator in Europe. In IFC Aviation, we have experienced a growth spike over the past few years and anticipate high growth from increased global passenger growth, IFC penetration, and bandwidth demand per aircraft. In Maritime, we have strategic partnerships with some of the largest maritime VSAT resellers such as Marlink and Navarino. Further, we are a key supplier to large shipping companies such as MSC and Maersk. We recently introduced NexusWave, a fully managed multi-band, multi-orbit service. NexusWave is a globally reliable, integrated network with Ka-band, a low latency, high speed LEO component coastal LTE and a resilient L-band layer. Our revenue growth in Maritime has been steady over the past few years and has benefitted by increasing data needs for safety and crew welfare (such as Netflix and Skype).

Capital investment cycle is behind the company and is currently poised for significant free cash flow conversion and generation.

We expect free cash flow generation to accelerate as the current capex cycle nears completion. Over the past decade, our investments have largely focused on replacing the L-band constellation and rolling out the GX platform. Looking forward, we expect our capex to moderate following the completion of constellation renewal, the integration of Viasat satellite capacity, the flexible investment strategy available from a ‘just-in-time’ business model, and lower levels of success-based capex in the future.

Geographical Regions

Revenues are allocated to countries based on the billing address of the customer. For wholesale customers, this is the distribution partner who receives the invoice for the service, and for retail customers this is the billing address of the customer for whom the service is provided. For the six months ended June 30, 2024, 47.3%, 29.9%, 16.1% and 6.7% of our revenues were from North America, Europe, Asia Pacific and Rest of the World, respectively.

Our Key Products and Services

We provide high value MSS services over our satellite system directly to end-users and through a network of service providers. These services are principally in high-throughput Ka and highly resilient L-band.

GX Services

GX services are currently available over a global network of six Ka-band satellites. These will be augmented by two recently launched Ka-band payloads and three more highly flexible Ka-band satellites by 2026.

GX offers mobile connectivity at speeds (up to 50 Mbps to antennas of 60 centimeters in diameter) which are significantly faster than any current Ku-band VSAT services. We offer terminals which allow users to access GX services on fixed and mobile platforms at sea, on land and in the air.

We offer the following GX services:

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U.S. and Global Government: We deliver global GX services to United States and international government customers, through partners, including Boeing, our exclusive partner providing GX military satellite communication services to the U.S. government, and directly. GX is designed and built with government users in mind. Our worldwide service complements the Wideband Global SATCOM (“WGS”) network, allowing the U.S., Canadian, Australian and other coalition partners to cost-effectively augment their systems in the future. We provide our government users with a secure network infrastructure that provides reliable assured access to comply with commercial security practices supported by a cybersecurity team. GX is particularly suited to bandwidth-intensive mobile applications for airborne intelligence, surveillance and reconnaissance, special operations and expeditionary forces, live full-motion video, intelligence, as well as command and control and theatre backhaul.

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Aviation: In Commercial Aviation, we provide IFC services via GX to a number of airlines, including Lufthansa, Qatar Airways, Avianca, Air Asia, Singapore Airlines and Virgin Atlantic, both as direct customers and through partners. As of June 30, 2024, we had over 1,000 aircraft in service, with an additional 390 aircraft under contract and yet to be installed. In the Business Aviation segment, Jet ConneX, our GX product, has gained continued traction since its launch in 2016.

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Maritime: In April 2016, we launched FX, the first globally available, high-speed broadband solution for Maritime and offshore operators available from a single communications provider. FX enables ship owners and operators to enhance their business intelligence, improve operational efficiency and vessel performance as well as provide a host of high-value, welfare benefits for crew members. FX also empowers third-party application providers to enhance their existing services and to host innovative new applications that will further drive operational efficiencies, ranging from real-time monitoring, remote diagnostics and telemedicine, to security and crew service management tools, among others.

We recently introduced NexusWave, a fully managed connectivity service that seamlessly integrates multiple high-speed networks in real time – GX Ka-band, LEO services and as-available coastal LTE service – with an additional layer of L-band for resiliency. The solution also offers enterprise grade firewall security trusted by global enterprises and governments.

As of June 30, 2024, FX had been installed on approximately 14,250 vessels.

I-4 Services

Our I-4 satellites, operating in L-band, provide simultaneous voice and data transmission services, globally. These services include FB, BGAN and SwiftBroadband and use IP technology to provide higher data speeds than are possible using EES on our I-3 satellite system. Our I-4 services also include standard IP rates for office applications such as email, the web or VPN and guaranteed, on-demand streaming IP rates for more demanding uses such as videoconferencing, telemedicine and live broadcasting.

FleetBroadband

Our FB services have been available globally since February 2009, targeting the Maritime sector. These services offer voice and high-speed IP data service at transmission rates of up to 432 kbps. FB was the first Maritime communications service to provide cost-effective broadband data and voice, simultaneously, on a global basis. Operational systems can run online while multiple users simultaneously access email, the internet and make phone calls, all via a single terminal.

BGAN

Our BGAN service was our first broadband service offered to Enterprise customers. BGAN has been available on a global basis since February 2009. BGAN offers end-users secure, reliable broadband internet and telephony capability for high-speed data applications using portable terminals connecting via USB, Bluetooth, Wi-Fi or Ethernet, depending on terminal type. The service supports data transmission rates of up to 492 kbps, similar to, and in some cases higher than, the transmission rates for third generation (“3G”) terrestrial wireless networks, with the option of 64 kbps Integrated Services Digital Network or IP streaming at certain rates between 8 and 384 kbps. BGAN also offers a premium X-Stream service allowing a guaranteed minimum symmetrical video streaming rate of up to 450 kbps.

SwiftBroadband

In October 2007, we launched our SwiftBroadband services to the Aviation sector, which can be accessed by end-users through dedicated terminals specifically designed for use on aircraft. SwiftBroadband offers simultaneous voice and data connectivity of up to 432 kbps per channel (many customers have two channels bonded for even faster speeds).

SwiftBroadband is suitable for a range of applications from aircraft operation and management to cabin applications such as voice, email, internet access, SMS text messaging and integration into in-flight entertainment systems. In addition, SwiftBroadband is available for the in-flight use of electronic personal devices and for Wi-Fi browsing services.

Global Satellite Phone Services

In June 2010, we launched our first global handheld satellite phone service, the IsatPhone Pro. The IsatPhone Pro is the first handheld satellite phone to be purpose-built for our network. The IsatPhone Pro is targeted primarily at professional users in the media, aid, oil and gas, mining and construction sectors. It offers satellite telephony, with Bluetooth for hands-free use, voicemail, SMS and email messaging, with a data capability which became available at the end of March 2011.

In March 2014, we launched our next-generation satellite phone, the IsatPhone 2. The IsatPhone 2 has a rugged handset design, an industry-leading eight hours of talk time and 160 hours on standby, and includes a range of updated emergency and tracking features. In 2015, we updated the IsatPhone 2 to include a feature which allows any user to make a safety call. In July 2015, we received a type approval for our IsatPhone 2 technology in China, making us the only international operator legally eligible to sell handheld satellite phones in the country.

We are currently reviewing the technology options for future development of our Satellite Phone offer.

Machine-to-Machine Services

We have a range of services targeting the M2M segment in our Enterprise and Global Government business units, and offer end-to-end IP data capability for real-time applications, including smart metering, SCADA, monitoring and other infrastructure telemetry solutions. Among our target segment for these services are oil and gas, utilities and asset tracking. Over the longer term, we believe our capability in M2M will enable us to enter new IoT-based markets, including smart transportation, smart agriculture and smart cities.

Fleet One

Our Fleet One product, designed for the smaller vessel segment in Maritime, based on a relatively small and cost-effective terminal, was launched in 2016 to target this large opportunity, which was a new market for us. We had approximately 6,100 vessels installed as of June 30, 2024.

The EAN

The EAN, consisting of an integrated S-band satellite and air-to-ground network, is a differentiated proposition for IFC customers in Europe, compared to other satellite-only offerings, given the network delivers higher capacity, wider coverage, superior cost per bit, faster speeds and lower latency, with smaller and lighter equipment which can be installed quickly, more cost effectively and with less fuel drag.

Our S-band satellite was launched in June 2017 and became operational later in the year, with a complementary ground network built by Deutsche Telekom completed in 2018. Current customers on the EAN network include the IAG group (including British Airways and Iberia), Lufthansa and Aegean Airlines.

Ligado Cooperation Agreement

In December 2007, we signed the Ligado Cooperation Agreement with Ligado’s predecessor, which has subsequently been amended several times. The Ligado Cooperation Agreement coordinates our spectrum rights with Ligado through 2107 and, collectively, provides us and Ligado the rights to most of the mobile-satellite L-band spectrum allocation in the Americas. As of the date hereof, Ligado has alleged that we are in breach of the Ligado Cooperation Agreement. We disagree with Ligado’s assertion and intend to defend vigorously our rights under the Ligado Cooperation Agreement including in any potential litigation.

Under the terms of the Ligado Cooperation Agreement, Ligado is currently obligated to pay us (a) an extraordinary payment obligation of $385 million, (b) quarterly payments for each of the four quarters in 2023 and (c) the March 2024 and June 2024 quarterly payments. The total amount of these payments due as of the date hereof is $481 million (including all outstanding payments and interest). In addition, Ligado is obligated to make an additional payment of $15.0 million on September 30, 2024 and Ligado is obligated to pay 8.0% interest on all outstanding amounts. On September 5, 2024, we and Ligado signed a further amendment to the Ligado Cooperation Agreement pursuant to which we agreed to further defer the entire amount due until September 13, 2024. Despite the imminent due date of this payment under the Ligado Cooperation Agreement, we do not expect any imminent payment of the $481 million due from Ligado as Ligado is likely unwilling and/or unable to make the payment. Instead, we expect this amount will remain unpaid for the foreseeable future. Accordingly, it is likely that we may agree to future deferrals of payments with Ligado for the foreseeable future, or Ligado may file for bankruptcy if we are not able to reach agreement on such payment deferrals. We may also discuss potential resolution of some or all of the above issues with Ligado in the future.

Ligado is currently in default under certain of its existing material debt agreements which have already matured. As of the date hereof, Ligado has entered into forbearance agreements (including extensions thereof) with holders of this debt to forbear on the amounts due and Ligado has provided us with confirmation that its debtholders have agreed to forbear to at least November 22, 2024. There can be no assurance however that any forbearance granted by Ligado’s lenders will be extended beyond such date. If Ligado is unable to obtain additional forbearances or otherwise refinance its debt, its lenders may seek to enforce their rights under these agreements which would require Ligado to immediately pay all amounts due and payable under these existing debt agreements. If Ligado is unable to make such payment, Ligado may be required to consummate a restructuring or file for bankruptcy. Any such outcome may result in Ligado being unable to meet its payment and other obligations under the Ligado Cooperation Agreement. See “Risk Factors—Risks Relating to Our Business— We may be subject to operational, regulatory and financial risks in relation to the Ligado Cooperation Agreement.”

Distribution

We sell our services directly to end-customers as well as via wholesale distributors. We have a broad and extensive network of distribution and reseller partners who sell our services to end-users, as well as a growing direct distribution capability, built up in recent years organically and through acquisition. For the twelve months ended June 30, 2024, our largest distribution partner accounted for approximately 11% of our total revenue. No other customer accounted for 10% or more of our revenue for the same period.

Our L-band and Ka-band Networks

The following diagrams illustrate the global coverage of our L-band and Ka-band satellite networks.

Our L-band network is one of the largest satellite-based global mobile communications networks. It comprises:

●	our in-orbit fleet of six operational satellites in geostationary orbit, supported by six tracking, telemetry and control stations located at different points around the globe;

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three primary satellite access stations (“SAS”) and two back-up SAS comprising a total of nine antennae, all of which transmit and receive traffic for our broadband and certain other I-4 services to and from our satellite network. To comply with regulatory requirements, an additional two SAS located in China and Russia transmit and receives traffic originating from and destined to mobile users located in Chinese and Russian territory;

●	our GSPS gateways that support our handheld satellite communications service;

●	a range of wireline communications links to terrestrial communications networks, which in some cases, are procured or provided by our distribution partners; and

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our network operations center (the “Network Operations Center”) and satellite control center (the “Satellite Control Center”) located in London. These facilities are further supported by a fully redundant disaster recovery site elsewhere.

Our Ka-band network comprises:

●	our in-orbit fleet of six operational satellites in geostationary orbit;

●	two independent gateway sites for each satellite, providing a high degree of redundancy as well as Ka-band tracking, telemetry and control function for the I-5 satellites; and

●	our Network Operations Center and Satellite Control Center. These facilities are further supported by a fully redundant disaster recovery site elsewhere.

Our S-band/EAN network

The integrated S-band satellite and air-to-ground network comprising the EAN offers important capabilities in the high growth European Aviation segment, delivering a flexible, fast and efficient IFC solution in the region.

Our S-band/EAN network comprises:

●	a satellite in geostationary orbit;

●	a gateway located in Greece, which is fully operational; and

●	a fourth generation (“4G”) long-term evolution mobile terrestrial network of approximately 300 LTE sites owned and operated by Deutsche Telekom.

Our Satellites

The key characteristics of our existing (excluding four in-orbit and one deorbited I-3 satellites) and planned geostationary satellites are summarized in the following table:

Key Characteristics	I-4 and Alphasat	I-S EAN	I-5	I-6	GX 7, GX 8 and GX 9	GX 10 Arctic	I-8
Number of satellites	4 (all in orbit)	1 (in orbit)	5 (GX1-5)	1 (GX-6A)	3	2 (GX 10A and 10B)	3

Coverage and spot beams	Global beam, 19 wide spot beams and 200+ narrow spot beams	Regional multi- beam	89 Spot beams(1) and 6 steerable beams (72 Spot beams and 4 steerable beams on GX-5)	200 L-band Spot beams and 9 Ka-band steerable antennas	Dynamic beamforming to create thousands of reconfigurable beams	7 spot beams + 2 steerable spot beams per satellite	Global beam, 7 regional beams and GNSS augmentation navigation transponder

User link frequency	L-band	S-band	Commercial Ka-band	L-band and Ka-band payloads	Ka-band	Ka-band	L-band

Expected in service date(2)	In-service	In-service	In-service	In-service	2027	2025	2028

Geographic coverage	Global (other than extreme polar regions)	Regional	Global (other than extreme polar regions)	Global	Global	Arctic region	Global

End of life(3)	2027-2040	2034	2034-2036	2041	2042	2039	2043

(1)	Up to 72 of the 89 beams may be active at any one time.

(2)	Expected in-services dates as of the date of this Offering Memorandum.

(3)

We calculate end of life estimates for our fleet of in-orbit satellites based on the latest information available for several factors. These factors include satellite specification/requirements (for un-launched satellites) operational history, projections for remaining fuel on board, and the observed degradation of on-board systems in comparison to available redundancy. End of life estimates are subject to change and involve a degree of uncertainty.

Insurance of Our Business and Insurable Assets

In-orbit Insurance

Our insurance coverage is continuously assessed and considered adequate for our risk exposures. The insured limits are regularly benchmarked to similar companies. We have an excellent insurance claims history and have never made a space insurance claim connected with satellites.

We generally maintain insurance for each of our satellites from launch until 15 years after launch. Each satellite is insured the same way by a combination of launch insurance and, later, in-orbit insurance. At the point a launch policy expires, the values attach to the annual in-orbit insurance program. The insured value depreciates for each satellite from the value at launch to zero over the 15 years.

For future years, in-orbit insurance may not continue to be available on commercially reasonable terms, or at all.

Space Liability Insurance

We also maintain space liability insurance for third-party legal liability caused by our satellites or services. This insurance coverage is in respect of sums which we may become legally obligated to pay for bodily injury or property damage caused by an occurrence related to services provided through our ground network or arising out of the ownership and/or operation of our fleet of satellites and including liability arising under the Convention on International Liability for Damage Caused by Space Objects (TIAS 7762) and the United Kingdom Outer Space Act 1986.

Other Insurance

We also maintain insurance for our assets on the ground, transport, cyber risks, and legal liability other than space liability; public, product, errors & omissions, cyber, environmental, directors’ & officers’ liability.

Employees

We had approximately 1,760 employees as of June 30, 2024.

Our multicultural workforce comprises more than 78 nationalities, which is important to the operation of our global business. Employees based in the United Kingdom, the Netherlands, Australia, Indonesia, Norway and France are covered by collective bargaining agreements and some of our employees have individual membership in other unions.

We believe that relations with our employees are good. We have ensured that employees are fully informed and involved in the business through the use of various communications methods including briefing sessions and discussions with groups of employees, circulation of newsletters, company announcements, information releases and dissemination of information through normal management channels. Employees are actively encouraged to attend internal training courses to learn about our business, products and services. We have a Global Workforce Advisory Panel that was recently established, in line with the guidance in the U.K. Corporate Governance Code, to capture views on employee proposals and promote a culture of collaboration and high performance. Staff forums and a works council are established in some of the operating businesses in accordance with local legislative requirements.

We give full consideration to applications from disabled persons and to the continuing employment of staff that become disabled, including making reasonable adjustments where appropriate or considering such staff members for alternative positions.

U.S. Regulation

The commercial use of RF spectrum in the United States is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (“Communications Act”). The FCC is responsible for licensing the operation of satellite earth stations and spacecraft, regulating the technical and other aspects of the operation of these facilities, and regulating certain aspects of the provision of services to customers.

Earth Stations. The Communications Act requires a license for the operation of transmitting satellite earth station facilities and certain receiving satellite earth station facilities in the United States. We currently hold licenses authorizing us to operate various earth stations within the United States, including, but not limited to, user terminals and facilities that aggregate traffic and interconnect with the internet backbone and network hubs. These licenses typically are granted for 15-year terms, and typically are renewed in the ordinary course. Material changes in earth station operations would require prior approval by the FCC. The operation of our earth stations is subject to various license conditions, as well as the technical and operational requirements of the FCC’s rules and regulations.

Space Stations. In the United States, the FCC authorizes the launch and operation of commercial spacecraft, and also authorizes non-U.S.-licensed spacecraft to be used to serve the United States. The FCC has authorized the use of the Inmarsat 3-F5, Inmarsat 4-F1, Inmarsat 4-F3, Inmarsat 5-F2, and Inmarsat 5-F3 spacecrafts to serve the United States. The use of these spacecraft in our business is subject to various conditions in the underlying authorizations, as well as the technical and operational requirements of the FCC’s rules and regulations.

Universal Service and Other Broadband Subsidies. Certain of our services may constitute the provision of telecommunications to, from, or within the United States, and we are required to contribute a percentage of our revenues from such services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries, and rural health care providers. This percentage is set each calendar quarter by the FCC, and currently is 34.4%. Current FCC rules permit us to pass this universal service contribution through to our customers. The FCC has established universal service funding mechanisms to support the provision of voice and broadband services in certain high-cost areas of the United States. These supporting mechanisms are known as the Connect America Fund (“CAF”) and the Rural Digital Opportunity Fund (“RDOF”). In addition, under the new Broadband Equity, Access, and Deployment (“BEAD”) program, funding for broadband service is expected to be distributed by U.S. states and territories under the oversight and administration of the National Telecommunications and Information Administration (“NTIA”). Among other things, the CAF, RDOF, and BEAD mechanisms provide, or will likely provide, support to terrestrial service providers under terms and conditions that are not available to satellite-based service providers. The CAF and RDOF mechanisms could provide other service providers a competitive advantage in providing broadband services in supported areas, which could have a material adverse effect on our business, financial condition, and results of operations.

CALEA. We are obligated to comply with the requirements of the Communications Assistance for Law Enforcement Act (“CALEA”), which requires telecommunications providers and broadband internet access providers to ensure that law enforcement agencies are able to conduct lawfully authorized surveillance of users of their services.

Net Neutrality. In February 2015, the FCC adopted new rules intended to preserve the openness of the internet, a concept generally referred to as “net neutrality” or “open internet.” The FCC’s net neutrality rules, among other things, prohibited all internet service providers (“ISPs”) from: (i) blocking access to legal content, applications, services, or non-harmful devices (subject to an exception for “reasonable network management”); (ii) impairing or degrading lawful internet traffic on the basis of content, applications, services, or non-harmful devices (subject to the same exception); (iii) favoring some lawful internet traffic over other lawful traffic in exchange for consideration of any kind whatsoever; and (iv) unreasonably interfering with or unreasonably disadvantaging the ability of end users to access content or the ability of content providers to access end users (again subject to the exception for reasonable network management). ISPs also were obligated to make certain disclosures to consumers with respect to their network management policies.

In adopting these rules, the FCC relied on Title II of the Communications Act, which authorizes the FCC to regulate telecommunications common carriers. More specifically, the FCC reclassified mass-market retail broadband internet access service as a “telecommunications service” subject to common-carrier regulation under Title II, reversing longstanding precedent classifying broadband as a lightly regulated “information service” not subject to such regulation. Such common-carrier regulation potentially could have included review of the reasonableness of an ISP’s rates and practices.

In January 2018, the FCC adopted an order restoring the classification of broadband internet access service as a lightly regulated information service, ending the Title II regulatory approach adopted in 2015. The order eliminated explicit requirements against blocking or throttling traffic and paid prioritization of traffic. At the same time, the FCC maintained the consumer disclosure requirements with some modifications and acknowledged the jurisdiction of the Federal Trade Commission to enforce consumer protection measures. The 2018 order was largely upheld by the D.C. Circuit.

In April 2024, the FCC adopted an order largely reverting to the 2015 approach by reclassifying mass-market broadband internet access service as a telecommunications service under Title II of the Communications Act and re-establishing the prior net neutrality rules. The order also adopted certain additional requirements that were not part of the 2015 framework, such as entry regulation under Title II. The FCC order is under review in federal court, and the effective date of the FCC’s new rules have been stayed pending court review. In addition, legislative proposals that would impose net neutrality requirements have been considered in Congress, and some states have adopted versions of the net neutrality requirements. A lawsuit challenging California’s net neutrality statute was dismissed without prejudice in May 2022, and the California statute is now in effect. Other legislative actions at the state level are being challenged in courts on federal preemption and other grounds. We cannot predict the outcome of these pending lawsuits or federal and state regulatory and legislative efforts, or any resulting impact on ISPs.

Privacy and Data Security. We are subject to federal and state laws concerning the privacy of consumers and the security we apply to their personal information. Certain of these laws provide privacy protections for certain types of personal information related to our voice services (referred to by such laws as customer proprietary network information). The Federal Trade Commission also oversees consumer privacy and data security more broadly through its authority to take enforcement action for unfair or deceptive practices, and state consumer protection laws can prompt review of privacy practices by state attorneys general. In addition, certain states have established specific consumer privacy and data security requirements, including the California Consumer Privacy Act (“CCPA”) and the California Privacy Rights Act that amended the CCPA in January 2023, which combined give California residents, among other things, the right to receive certain disclosures regarding the collection, use, and disclosure of personal information, as well as rights to access, delete, and restrict the sale and sharing of certain personal information collected about them by us and our service providers. State laws similar to those in California continue to multiply and evolve, and as various states pass their own comprehensive privacy laws, we and our business customers and partners could be exposed to additional regulatory complexities and obligations. Many states also have enacted security breach notification laws requiring notice to consumers and government agencies upon disclosure of certain information to an unauthorized party resulting from a security breach. In addition, the SEC recently issued enhanced requirements related to the reporting of material cybersecurity incidents, and the FCC likewise has issued new data breach notification rules for providers of telecommunications services.

Foreign Regulation

Our operation of spacecraft and ground network and our provision of services to customers outside of the United States are subject to legal requirements of the jurisdictions issuing the satellite authorizations and in which Inmarsat provides services. These include obtaining the market access, spectrum access and licenses, authorizations and/or registrations that are necessary to operate or provide service in or to a given jurisdiction, and in many cases licenses for the operation of transmitting satellite earth station facilities and certain receiving satellite earth station facilities. In particular, we must obtain authority to operate various earth stations outside the United States, including but not limited to user terminals and facilities that aggregate traffic and interconnect with the internet backbone and network hubs. This authority is subject to conditions and limitations that vary from jurisdiction to jurisdiction.

The spacecraft we use in our business are subject to the regulatory authority of, and conditions imposed by, foreign governments, as well as contractual arrangements with third parties and the rules and procedures of the ITU. Inmarsat satellites operate under the authority of the United Kingdom. Inmarsat also uses Ka-band capacity on the Hylas-4 satellite to provide our broadband services under an agreement with Avanti Hylas 2 Limited, and we may do so until the end of the useful life of that satellite. Avanti Hylas 2 Limited operates that satellite under authority granted to it by the government of the United Kingdom. Accordingly, we are reliant upon Avanti Hylas 2 Limited maintaining their respective governmental rights on which our operating rights are based. The use of these spacecraft in our business is subject to various conditions in the underlying authorizations held by us and Avanti Hylas 2 Limited, as well as the technical and operational requirements of the rules and regulations of those jurisdictions.

We are also subject to certain other forms of foreign regulation in connection with our provision of communications services. In the area of privacy, we are subject to existing, new, and evolving laws and regulations in the markets in which we operate. For instance, certain of our business units are subject to the European Union’s (EU) General Data Protection Regulation, which imposes transparency, accountability, data protection, cross-border data transfer, and other obligations on Inmarsat both as a data controller and a data processor of the personal data of individuals in the EU. Privacy laws and regulations can be subject to differing interpretations and may be inconsistent among jurisdictions. Certain foreign jurisdictions in which we operate also impose requirements related to network management practices, cooperation with local law enforcement agencies, and other matters. A smaller number of foreign jurisdictions in which we operate have adopted laws enabling the government to suspend ISP services in the country.

Equipment Design, Manufacture, and Marketing

We must comply with the applicable laws and regulations and, where required, obtain the approval of the regulatory authority of each country in which we design, manufacture, or market our communications systems and networking equipment. Applicable laws and regulatory requirements vary from country to country, and jurisdiction to jurisdiction. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products, generally following extensive investigation and deliberation over competing technologies. The delays inherent in this government approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communication systems by our customers, which in turn may have a material adverse impact on the sale of our products to the customers.

Equipment Testing and Verification. Certain equipment that we manufacture must comply with applicable technical requirements intended to minimize radio interference to other communications services and ensure product safety. In the United States, the FCC is responsible for ensuring that communications devices comply with technical requirements for minimizing radio interference and human exposure to radio emissions. Other regulators perform similar functions around the world. These types of requirements typically provide for equipment to be tested either by the manufacturer or by a private testing organization to ensure compliance with the applicable technical requirements. In some cases, the regulator requires submission of an application, which must be approved by the regulator or a private testing organization accredited by the regulator.

Export Controls. Due to the nature and sophistication of our communications products, we must comply with applicable U.S. Government and other agency regulations regarding the handling and export of certain of our products. This often requires extra or special handling of these products and could increase our costs. Failure to comply with these regulations could result in substantial harm to us, including fines, penalties and the forfeiture of future rights to sell or export these products.

Aviation-Related Regulation

Aircraft Modification. The Federal Aviation Administration (“FAA”) is responsible for the regulation and oversight of civil aviation within the United States. The FAA develops and enforces airworthiness standards and regulations that certify the industry’s ability to manufacture aircraft and aircraft components, perform modification and maintenance activities on aircraft, and repair equipment previously installed on aircraft. We interact with the FAA regarding aircraft modification through two main activities: (1) supporting Type Certificate (“TC”) activity with an aircraft original equipment manufacturer (“OEM”) to obtain linefit installation certification of our IFC and W-IFE equipment and (2) obtaining a Supplemental Type Certificate (STC) to enable the retrofit installation of our IFC and W-IFE equipment. With respect to TC activity, the OEM is responsible for full certification and FAA regulatory compliance and we are responsible for providing certified equipment to the OEM. With respect to STC activity, we typically use Organization Designation Authorization (“ODA”) to support holding and maintaining our STCs to ensure FAA regulatory compliance. We also work with OEMs and airlines internationally who are not subject to the FAA’s jurisdiction. In those situations, we adhere to the regulations and oversight of comparable foreign agencies in the applicable jurisdictions. Our commercial aviation business depends on our ability to interact with the FAA, comparable foreign agencies and ODAs, as well as certified engineering professionals, in order to access data and obtain authorizations and approvals.

Parts Manufacturing Approval. We have a wide range of products supporting both commercial and business aviation customers. The FAA, under its Part Manufacturing Approval (“PMA”) program, provides authorization to entities like us and our vendors to manufacture and deliver IFC and W-IFE equipment. These approvals are provided through assigned FAA Manufacturing Inspection District Offices and are subject to strict rules and ongoing oversight. We have been able to obtain PMA on all of our current IFC and W-IFE product offerings due to multiple agreements with both major OEMs for linefit installations and ODAs for retrofit installations.

FAA Part 145 Repair Stations. The FAA has approved several of our locations as 14 CFR Part 145 repair stations, which enables us to provide ongoing support to customers with respect to our IFC and W-IFE systems. These repair stations support both line-replaceable unit (“LRU”) and line maintenance activities associated with our IFC and W-IFE products. These approvals are provided and overseen by FAA Flight Standards District Offices. We have also obtained European Aviation Safety Agency (“EASA”) approval for our repair stations dedicated to LRU repair and maintenance for our IFC and W-IFE products.

Environmental Regulations

We are subject to a variety of U.S. and international regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products. In addition, we could be affected by future U.S. or international laws or regulations imposed in response to concerns over climate change, and we monitor developments in environmental and climate-related laws and regulations and their potential impact to our business and financial condition. The failure to comply with current or future laws or regulations could result in the imposition of substantial fines on us, suspension of production, alteration of our manufacturing processes or cessation of operations. To date, the current regulations have not had a material effect on our business, as we have neither incurred significant costs to maintain compliance nor to remedy past noncompliance, and we do not expect such regulations to have a material effect on our business in the current fiscal year.

Other Regulations

As a government contractor, we are routinely subject to audit and review by the DCMA, the DCAA and other U.S. Government agencies of our performance on government contracts, indirect rates and pricing practices, accounting and management internal control business systems, and compliance with applicable contracting and procurement laws, regulations and standards. Both contractors and the U.S. Government agencies conducting these audits and reviews have come under increased scrutiny. In particular, audits and reviews have become more rigorous and the standards to which we are held are being more strictly interpreted, increasing the likelihood of an audit or review resulting in an adverse outcome. Increases in congressional scrutiny and investigations into business practices and major programs supported by contractors may lead to increased legal costs and may harm our reputation and profitability if we are among the targeted companies. An adverse outcome to a review or audit or other failure to comply with applicable contracting and procurement laws, regulations and standards could result in material civil and criminal penalties and administrative sanctions being imposed on us, which may include termination of contracts, forfeiture of profits, triggering of price reduction clauses, suspension of payments, significant customer refunds, fines and suspension, or a prohibition on doing business with U.S. Government agencies. In addition, if we fail to obtain an “adequate” determination of our various accounting and management internal control business systems from applicable U.S. Government agencies or if allegations of impropriety are made against us, we could suffer serious harm to our business or our reputation, including our ability to bid on new contracts or receive contract renewals or our competitive position in the bidding process. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.